CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-107913 on Form S-8 of ArvinMeritor, Inc. of our report dated June 15, 2006, appearing in this Annual Report on Form 11-K/A of the ArvinMeritor, Inc. Savings Plan for the year ended December 31, 2005.

/S/ DELOITTE & TOUCHE LLP

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DELOITTE & TOUCHE LLP

Detroit, Michigan

June 27, 2006